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                              EXHIBIT 10.48










































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                    SETTLEMENT AND RELEASE AGREEMENT


     Richard James and Harman International, Inc. have reached the following Agreement in connection with Employee's separation from the Company. In this Agreement, Richard James is referred to as "Employee" and Harman International, Inc. is referred to as "the Company."

          1. Payment. The Company agrees to give Employee a lump sum payment of $10,000.00. The Company will deduct from this amount federal and state withholding taxes and other deductions the Company is required by law to make from wage payments to employees. Employee acknowledges that there are no other sums payable to him by the Company, whether characterized as wages, commissions, reimbursements, bonuses, separation pay, termination pay, vacation pay, pensions, insurance coverage, or otherwise.

          2. Payment Not Normally Available. Employee acknowledges that the $10,000.00 payment is provided to him solely in exchange for the promises in this Agreement, are not normally available under Company policy or practice to employees whose employment is terminated, and are in an amount to which he would not otherwise be entitled by virtue of any contract, Company policy or practice, or any federal, state or local statute, ordinance, order, or law.

          3. Complete Release by Employee. For and on behalf of himself, his agents, heirs, executors, administrators, and assigns, Employee hereby releases and forever discharges the Company and all of its successors and assigns, and all of its and their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, and joint ventures, and each of them, from any and all claims which are based upon acts or events that occurred on or before the date on which this Agreement becomes enforceable, including any claim arising under any state or federal statute or common law, including, but not limited to, the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C.
section 623, and the California Fair Employment and Housing Act, Cal. Gov't Code sections 12940, et seq.

          4. Complete Release by Company. For itself and for its successors and assigns, the Company hereby releases and forever discharges Employee, his agents, heirs, executors, administrators, and assigns, and each of them, from any and all claims which are based upon acts or events that occurred on or before the date on which this Agreement becomes enforceable, including any claim arising under any state or federal statute or common law.

          5. Release of Unknown Claims. Employee and Company are familiar with Section 1542 of the California Civil Code, which reads as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time or executing the release, which if known by him must have materially affected his settlement with the debtor.

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Employee and the Company are releasing unknown claims and waive all rights they have or may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect. However, neither party is waiving any rights or claims that may arise out of acts or events that occur after the date on which this Agreement becomes enforceable.

          6. Additional Facts. Both parties acknowledge that they may hereafter discover facts different from, or in addition to, those they now believe to be true with respect to any or all of the claims or demands herein released. Nevertheless,

Employee and the Company agree that the releases set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

          7. No Future Lawsuits. Employee and the Company promise never to file any lawsuit asserting any claim that is released in paragraphs 3, 4, and/or 5, above. If either party files any such lawsuit, that party will pay for all costs incurred by the other party (or by others released by the party who filed the lawsuit), including reasonable attorneys' fees, in defending against the claims made in the lawsuit.

          8. Confidential Business Information. While employed by the Company, Employee has had access to confidential business information and business ideas belonging to the Company. Employee will not communicate or disclose any such information or idea to any person or entity at any time in the future unless required or asked to do so by an officer of the Company. Further, Employee represents and agrees that Employee will not now or in the future disrupt, damage, impair or interfere with the business of Harman; nor shall Employee communicate as to disparage, malign, cast dispersions on, or discredit Harman. Harman agrees that it will not now or in the future disparage, malign, cast dispersions on or discredit Employee.

          9. Non-Admission of Wrongdoing. By making this Agreement, neither Employee nor the Company admits to having engaged in any wrongdoing.

          10. Further Action by Employee. For a period not to exceed six months from the date of this Agreement, Employee will comply with reasonable requests to execute Company documents pending when his employment was terminated and otherwise reasonably to cooperate in the orderly transfer of his responsibilities.

          11.  Period for Review and Consideration of Agreement.
Employee has 21 days to consider whether or not to sign this Release and has been advised in writing to consult with an attorney prior to signing it.

          12. Employee's Right to Revoke Agreement. Employee may revoke this Agreement at any time on or before the date which is seven (7) calendar days after the date of his signature on this Agreement. The Agreement will be effective and enforceable upon the expiration of the seven-day revocation period.


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          13.  Voluntary Execution.  Employee and the Company have read this Agreement and understand all of its terms. They execute it voluntarily and with full knowledge of its significance.

          14. Entire Agreement. This is the entire agreement between Employee and the Company. There are no written or oral understandings, promises or agreements directly or indirectly related to this Agreement that are not incorporated into this Agreement in full. This Agreement supersedes any and all prior agreements or understandings between the parties, including, but not limited to, any and all employment agreements, express or implied.

PLEASE READ CAREFULLY BEFORE SIGNING.
THIS AGREEMENT CONTAINS A GENERAL RELEASE
AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.


   3-10-94
_________________                  HARMAN INTERNATIONAL, INC.
  Date Signed

                              By:    /s/  Sidney Harman
                                   ___________________________
                              Its:  Chairman and Chief Executive
                                    Officer

    3-10-94                             /s/ Richard James
_________________                     _____________________________
  Date Signed                                Richard James



























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